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                                                                  EXHIBIT - 20.1

DIGICON, INC.                                       VERITAS ENERGY SERVICES INC.
HOUSTON, TEXAS, U.S.A.                                   CALGARY, ALBERTA CANADA

JOINT PRESS RELEASE

     HOUSTON, TEXAS -- May 10, 1996 -- Digicon, Inc. (American Stock Exchange, Symbol - DGC) and Veritas Energy Services, Inc. (Toronto Stock Exchange, Symbol
- VES) reported today the signing of a definitive combination agreement related to the previously announced proposed merger of the two companies to form Veritas DGC Inc.

     The terms of the agreement substantively provide for the exchange by Digicon of 0.80 Digicon shares for each Veritas share in a pooling-of-interests transaction on tax deferred basis. The transaction has been approved by the Board of Directors of each company. Fairness opinions regarding the transaction have been rendered by PaineWebber Incorporated, on behalf of the Digicon shareholders, and Rauscher Pierce Refsnes, Inc., on behalf of the Veritas shareholders.

     The transaction is subject to approval by the shareholders of each company at meetings expected to be held in July. The proposed merger also remains subject to applicable Canadian and United States regulatory approvals, and it is expected that all regulatory filings will be made shortly. The companies expect the transaction to close prior to July 31, 1996.

     Digicon is a Houston-based provider of geophysical services that presently operates seismic survey ships, land data acquisition crews and geophysical data processing centers in North America, South America, Europe and the Asia Pacific. Veritas is a Calgary-based provider of land seismic acquisition and data processing and petroleum information services in Canada, the United States and South America.


For additional information, please contact:

At Digicon Inc.:                              At Veritas Energy Services Inc.:

     Stephen J. Ludlow or Richard W. McNairy     Dave Robson or Larry Fichtner
     3701 Kirby Drive                            300, 615-3rd Avenue S.W.
     Houston, Texas  77098                       Calgary, Alberta T2P 0G6
     (713) 526-5611 or 1-800-DIGICON             (403) 266-9350